EXHIBIT 23.1 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Genesis HealthCare Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-111188, No. 333-111189 and No. 333-111190) of Genesis
HealthCare Corporation of our reports dated November 22, 2004, except as to note 21, which is as of December 1, 2004, with respect to the consolidated balance sheets of Genesis HealthCare Corporation and subsidiaries (the Company) as of September 30, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three year period ended September 30, 2004, and the related financial statement schedule, which reports appear in the September 30, 2004 annual report on Form 10-K of Genesis HealthCare Corporation.


                                                      /s/ KPMG LLP


Philadelphia, Pennsylvania
December 13, 2004